Exhibit 99.1

Nanomix Appoints Vidur Sahney as Chief Operating Officer

Relocates Headquarters and Labs to a Larger Facility while Reducing Overhead Expense

SAN LEANDRO, Calif.--(BUSINESS WIRE)-- Nanomix Corporation (OTCBB: NNMX, NNMXD), a leader in the development of mobile, affordable, point-of-care diagnostics, announces the appointment of Vidur Sahney as Chief Operating Officer. Mr. Sahney brings to Nanomix more than 20 years of experience in operations, quality, validation, manufacturing and research. In this newly created executive management position, Mr. Sahney will manage and be responsible for Nanomix operations including manufacturing, assay development and quality.

Additionally, Nanomix announces the relocation of its corporate headquarters and laboratories to a 9,325 square foot facility at 2121 Williams Street, San Leandro, California 94577. The new location is approximately 50% larger and half the cost of the previous site. All Nanomix telephone numbers, email and website addresses are unchanged.

“Vidur is an accomplished operational executive and I am proud to welcome him to the Nanomix management team. His experience in establishing world-class manufacturing operations, including particular strengths in healthcare devices and cartridge-device systems, is a great fit and will be critical to our growth as a leader in point-of-care diagnostics,” stated David Ludvigson, President and Chief Executive Officer of Nanomix. “Our move to a larger, cost efficient location and the addition of Vidur to our management team are both key components of our transition to commercial activities.”

“I am excited to join Nanomix as we build up our capabilities and begin to expand our menu of tests. Mobile point-of-care diagnostics are increasingly in demand – in particular where time and accuracy are critical for clinical decision-making and patient care. I look forward to leveraging my experience to accelerate the growth of the Nanomix eLab system to leverage this need,” added Mr. Sahney.

Most recently, Mr. Sahney served as Chief Operating Officer of ExThera Medical where he led the initiative to secure U.S. Food and Drug Administration (FDA) Emergency Use Authorization site clearance and CE mark for a Class III / PMA medical device, and commercialized the novel hemoperfusion filter used to treat blood stream infections and COVID-19 in Europe and the U.S. Prior to that, Mr. Sahney worked at JUUL Labs where he oversaw global operations, including supply chain and technical operations, and the manufacturing of devices and pods.

Prior to JUUL, Mr. Sahney served in various healthcare companies where he established commercial footprints and secured FDA clearances. He served as Vice President of Operations at Sientra, where he led the initiative for FDA site clearance for a Class III / PMA medical device. At Thoratec he was responsible for commercializing the Class III / PMA HeartMate Percutaneous Heart Pump program, which later led to the company’s acquisition by St. Jude Medical. Mr. Sahney also served as Senior Director of Manufacturing and Operations at CR Bard Vascular / Loma Vista Medical (by acquisition), where he led the operations and development of a novel fiber composite balloon catheter from conception to commercialization and worked at Abbott Vascular and Abbott Diabetes Care in manufacturing and process engineering positions.

Mr. Sahney received a Bachelor of Science in Mechanical Engineering from San Francisco State University.

About Nanomix Corporation

Nanomix is the leader in the development of mobile point-of-care diagnostics with its Nanomix eLab platform and assays that provide rapid, accurate, quantitative information for use in settings where time is critical to clinical decision-making and improved patient care. The company’s products are designed to broadly impact healthcare delivery by bringing diagnostics to the point of initial patient interaction, whether in the hospital or in pre-hospital, remote or alternate-care settings, with the goal to enable faster clinical decision-making and potentially treatment-in-place. Nanomix’s first assay addresses the critical need for faster diagnosis of critical infections. The company is developing a pipeline of other tests designed to improve patient outcomes by making high-quality diagnostic information available within minutes. For more information, visit www.nano.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Forward looking statements include statements regarding the Company’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, the Company’s ongoing and planned product development; the Company’s intellectual property position; the Company’s ability to develop commercial functions; expectations regarding product launch and revenue; the Company’s results of operations, cash needs, spending, financial condition, liquidity, prospects, growth and strategies; the industry in which the Company operates; and the trends that may affect the industry or the Company. Forward-looking statements are not guarantees of future performance and actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, as well as those risks more fully discussed in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as well as discussions of potential risks, uncertainties, and other important factors in the Company’s subsequent filings with the Securities and Exchange Commission. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

LHA Investor Relations
Tirth T. Patel
212-201-6614
tpatel@lhai.com

Source: Nanomix Corporation